EXHIBIT 2.2.1
FORM OF VOTING AGREEMENT
September 5, 2006
[Name]
[Address]
Dear Mr. •:
     This letter is to confirm our agreement regarding all of the shares of common stock, par value $0.01 per share (“Common Stock”), of STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), beneficially owned (as defined below) by you and your Affiliates as of the date of this letter agreement (the “Current Shares”) and all other shares of Common Stock as to which you or your Affiliates may hereafter acquire beneficial ownership after the date of this letter agreement (“New Shares” and, collectively with the Current Shares, the “Subject Shares”), which agreement was required to induce HARRIS CORPORATION, a Delaware corporation (“Harris”), to enter into the Formation, Contribution and Merger Agreement, dated the date hereof (the “Formation Agreement”), among Stratex and Harris. As used in this letter agreement, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act; provided, however, that notwithstanding the foregoing no shares of Common Stock issuable upon exercise of outstanding options issued by Stratex shall be deemed to be beneficially owned for any purpose of this letter agreement unless, until and only to the extent that such shares are acquired upon any such exercise and nothing in this letter agreement shall be deemed to require any such exercise. Capitalized terms used but not defined herein which are defined in the Formation Agreement shall have the meanings ascribed to them in the Formation Agreement; provided, however, that notwithstanding the foregoing neither Stratex nor any of its other officers, directors or Subsidiaries shall be deemed to be your Affiliate.
     Subject to the terms and conditions hereof, you hereby agree (i) to vote or cause to be voted all of the Subject Shares in favor of the adoption of the Formation Agreement and approval of the Merger at the Stratex Stockholder Meeting (including any adjournment or postponement thereof), (ii) to vote or cause to be voted all of Subject Shares against any Acquisition Proposal other than the Merger, or any other matters which could reasonably be expected to impede, interfere with, delay or adversely affect the consummation of the Merger or the other transactions contemplated by the Formation Agreement, (iii) to comply with all restrictions and obligations imposed on Stratex’s Representatives by Section 9.1 of the Formation Agreement and (iv) not to sell, transfer, assign, pledge, encumber or dispose of, or grant a proxy or enter into a voting agreement or trust or similar arrangement with respect to, any of the Subject Shares (other than pursuant to this letter agreement or to Harris or any of its Subsidiaries). In furtherance of your voting agreement in clauses (i) and (ii) of the preceding sentence, you hereby revoke any and all previous proxies with respect to any of the Subject Shares and grant to Harris and such individuals or corporations as Harris may designate an irrevocable proxy to vote all of the Subject Shares beneficially owned by you or any of your Affiliates in accordance with such clause. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Harris may reasonably request to effectuate its proxy and voting rights under this paragraph. You hereby agree to notify Stratex’s transfer agent for the Common Stock of the limitations on transfer imposed by this letter agreement.
     You hereby represent and warrant that (i) you and/or your Affiliates are the sole record and beneficial owner of the Current Shares and will be the sole and record beneficial owner of all New Shares from and after the date you and/or your Affiliates acquire beneficial ownership thereof (with respect to each New Share, its “Acquisition Date”) , (ii) you and your Affiliates have the sole and full right, power and authority to vote all of the Current Shares and will have the sole and full right, power and authority to vote all of the New Shares from and after their respective Acquisition Dates, (iii) you have full power and authority to, and will, cause each of your Affiliates who beneficially owns any Subject Shares to comply with this letter agreement, (iv) you have full power and authority to execute, deliver and perform your obligations under this letter agreement and to consummate the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by you and constitutes a valid and legally binding obligation of you, enforceable against you in accordance with its terms subject only to the Bankruptcy and Equity Exception, and (v) neither the execution, delivery or performance by you of this letter agreement nor the consummation by you or your Affiliates of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any applicable Law or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you or any of your Affiliates are a party or by which you or any such Affiliate or the Subject Shares are bound.
     We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of Stratex. Nothing contained in this letter agreement shall restrict you from taking any actions as an officer or director of Stratex if the failure to take such action would result in a breach of your fiduciary duties to the stockholders of Stratex.
     This letter agreement will terminate, and all rights and obligations of the parties hereunder shall terminate, concurrently with consummation of the Merger or the termination of the Formation Agreement in accordance with its terms. No such termination shall relieve any party from liability for any willful breach of this letter agreement.
     Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof. No party shall be required to pay or reimburse any expenses incurred by any other party in connection with the execution, delivery or performance of this letter agreement.
     This letter agreement (i) is not intended to, and does not, confer upon any person or entity other than the parties who are signatories hereto any rights or remedies hereunder, (ii) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (iii) may be executed in any number of counterparts, each of which shall be deemed to be an original. No provision of this letter agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the waiving party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in notice provisions of this letter agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH AND THE IMMEDIATELY PRECEDING PARAGRAPH.
     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
fax: (212) 558-3588
Attention: Duncan C. McCurrach

if to Stratex:

Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, CA 95134
Attn: General Counsel
fax: (408) 944-1770

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303
fax: (650) 849-4800
Attention: Bart Deamer
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
     Each party hereby acknowledges and agrees that because the obligations undertaken by them hereunder are unique and the breach of any such obligations would cause irreparable harm and significant injury that would be difficult to ascertain and would not be adequately compensable by damages alone, each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have.
     No party may assign this letter agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party hereto.

     This letter agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this letter agreement.
     If the foregoing correctly sets forth our agreement, please sign both copies of this letter agreement in the space provided below and return one copy to us, whereupon this letter agreement will constitute a binding agreement among us.
Sincerely,

HARRIS CORPORATION
By:	/s/
Name:
Title:

Acknowledged and agreed as of the date first written above:

By:	/s/
Name: